EXHIBIT 2.0
                                   -----------



                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION






ROSE AUTO STORES - FLORIDA, INC.,                    Case No. 97-13411 BKC-RAM



         Debtor                                           Chapter II


          AMENDED JOINT PLAN OF REORGANIZATION DATED FEBRUARY 10, 1999
          ------------------------------------------------------------



         Pursuant to Sections 1121 (a) and 1129 of the Bankruptcy Code, RAS Liquidating, Inc. f/k/a Rose Auto Store Florida, Inc. and the Official Unsecured Creditors' Committee for Rose Auto Stores-Florida, Inc., hereby proposes this AMENDED JOINT PLAN OF REORGANIZATION dated February 10, 1999:


                                    ARTICLE I

                          DEFINITIONS AND CONSTRUCTION
                          ----------------------------



         A. TERMS DEFINED IN THE PLAN.
            --------------------------

         In addition to such other terms as are defined in other sections of this Plan, the following terms shall have the following meanings ascribed thereto:


               1. "ADMINISTRATIVE CLAIM" means a claim entitled to priority pursuant to Sections 503(b) and 507(a)(1) of the Code, including, without limitation, the actual and necessary costs and expenses of preserving and operating the Estate, compensation and reimbursement of expenses for legal and other services awarded under Sections 328, 330(a) and 331 of the Code, and all fees and charges assessed against the Estate pursuant to Chapter 123 off Title 28, United States Code.

               2. "ALLOWED ADMINISTRATIVE CLAIM" means that portion of any Administrative Claim that is an Allowed Claim.


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               3. "ALLOWED CLAIM" means a Claim against the Debtor that is: (a)
listed in the Schedules, other than a Claim scheduled as disputed, contingent or unliquidated; (b) proof of which was timely filed with the Court, and as to which no objection has been filed; or (c) has otherwise been allowed by a Final Order.

               4. "ALLOWED PRIORITY CLAIM" means that portion of any Tax Claim that is an Allowed Claim.

               5. "ALLOWED TAX CLAIM" means that portion of any Tax Claim that is an Allowed Claim.

               6. "BANKRUPTCY DATE" means May 2, 1997.

               7. "BANKRUPTCY RULES" means The Federal Rules of Bankruptcy Procedure promulgated by the United States Supreme Court pursuant to Section 2075 of Title 28, United States Code, and the Local Bankruptcy Rules, as same may be applicable to the Case.

               8. "BUSINESS DAY" means any day except Saturday, Sunday or any other day on which the law authorized federally insured banks in Miami, Florida to close.

               9. "CASE" means the Chapter 11 case of Debtor.

               10. "CLAIM" means (a) any right to payment against the Debtor, including claims for administrative expenses, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; and (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right to payment against the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, in either case, however, only to the extent such right arose prior to the Confirmation Date.





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               11. "CLASS" means a class of Claims or Interests as designated in
Article III of this Plan.


               12. "CODE" means the Bankruptcy Code, as codified in Title 11 of the United States Code, II U.S.C.ss.ss.101 et seq., including all amendments thereto, to the extent such amendments are applicable to the Case.


               13. "COMMITTEE" means the Official Unsecured Creditors' Committee appointed in the Case by the Office of the United States Trustee on or about June 22, 1997 pursuant to Section 1102 of the Code.


               14. "CONFIRMATION" means the entry of the Confirmation Order.


               15. "CONFIRMATION ORDER" means the Order of the Court confirming this Plan pursuant to Section 1129 of the Code.


               16. "CONSUMMATION OF THE PLAN" means when all of the requirements of the Plan are met. The Consummation of the Plan will occur after substantial consummation, as that term is defined in Section 1101(2) of the Code, and will occur only upon the Consummation of the Plan Date.


               17. "CONSUMMATION OF THE PLAN DATE" means the date on which the reverse merger or acquisition described in Article VI is completed. Such date shall not be later than twenty-one (21) months form the Effective Date of the Plan or the discharge of the Reorganized Debtor will be deemed vacated and the issuance of the Plan Shares under the Plan will be deemed canceled and void. Notwithstanding the Consummation of the Plan being achieved, any and all claims by Creditors as to a default under the Plan can only be asserted against the Creditor Trust that is established by the Plan. The Consummation of the Plan Date may be extended, as set forth in Article



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



V.C., if the Trustee does not meet the requirements set forth in Article V.C. within the time period referenced in that Article.

         18. "COURT" means the United States Bankruptcy Court for the Southern District of Florida, or such other Court as may have jurisdiction over the Case.

         19. "CREDITOR"' means the holder of a Claim, whether or not such Claim is an Allowed Claim.

         20. "CREDITOR TRUST" means the entity which, on and after the Effective Date, will hold title to and control all assets to be distributed to Creditors and holders of Interests, and shall have such powers, duties and obligations as are set forth in (a) the Plan, (b) the Creditor Trust Agreement, (c) the Confirmation Order, (c) other order of the Court, or (d) applicable bankruptcy or non-bankruptcy law. The Creditor Trust will be represented by and act through the Trustee of the Creditor Trust, who will be John T. Grigsby, Jr.

         21. "CREDITOR TRUST AGREEMENT" means the agreement, in the form annexed to the Confirmation Order, governing the affairs and administration of the Creditor Trust.

         22. "DEBTOR" means RAS Liquidating, Inc., a Florida corporation, formerly known as Rose Auto Stores-Florida, Inc. whether as debtor or as debtor in possession in the Case.

         23. "DELAWARE CERTIFICATE" shall mean the Certificate of Incorporation of the Reorganized Debtor subsequent to the reincorporation merger described in this Plan.

         24. "DELAWARE BYLAWS" shall mean the Bylaws of the Reorganized Debtor subsequent to the reincorporation merger described in this Plan.

         25. "DISCLOSURE STATEMENT" means the Disclosure Statement corresponding to the Plan, as approved by the Court pursuant to an order entered _____, 1999.

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





         26. "DISPUTED CLAIM" means a Claim other than an Allowed Claim. including a Claim (a) scheduled as disputed, contingent or unliquidated in the Schedules; or (b) as to which an objection has been filed and which objection
(i) has not been withdrawn. or (ii) has not been determined by a Final Order.

         27 "EFFECTIVE DATE". means the eleventh (11th) day after the entry of the Confirmation Order.

         28. "ESTATE" means the estate in this Case created pursuant to Section 541(a) of the Code.

         29. "ESTATE CASH" means all cash and cash equivalents of the Estate, but not including the $5,000 fund to remain with the Reorganized Debtor upon Confirmation of the Plan.

         30. "FINAL ORDER" means an order, judgment or other decree of the Court or any Court of competent jurisdiction: (a) the operation or effect of-which has not been reversed, stayed, modified or amended; (b) as to which any appeal that has been or may be taken has been fully and finally resolved; or (c) as to which the time for appeal, review or rehearing has expired.

         31. ""HFG" or "HALTER FINANCIAL GROUP, INC."., means the Texas corporation that will be responsible for locating a reverse merger or acquisition transaction for the Reorganized Debtor as described in this Plan. In exchange for waiving its Claims totaling $10,000 against the Debtor and the Estate and the agreements, promises and other consideration to be provided by HFG as more fully described in this Plan, HFG will receive sixty percent (60%) of the Plan Shares issued by the Reorganized Debtor as described in this Plan.


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







         32. "INTEREST" means (a) the common stock or any ownership rights in the common stock of Debtor, and (b) any right, warrant or option, however arising, to acquire the common stock or any other equity interest, or any rights therein, of Debtor.

         33. "PLAN" means this Amended Joint Plan of Reorganization Dated, 1999, as amended or modified, including all exhibits thereto.

         34. "PLAN SHARES" means any shares of common stock of the Reorganized Debtor to be issued to the holders of Class 3 Allowed Claims and to HFG under ss. 1145 of the Bankruptcy Code as more fully described in Article VI.

         35. "PCC" means the Post Confirmation Committee established under
Article XI of this Plan.

         36. "PRESENT VALUE RATE" means an interest rate of(i) six percent (6%) or (ii) such other interest rate the Court determines in connection with Confirmation of the Plan.

         37. "PRIORITY CLAIM" means a Claim entitled to priority under Section 507(a) of the Code other than an Administrative Claim or a Tax Claim.

         38. "PRO RATA" means the ratio that the amount of a particular Allowed Claim bears to the total amount of Claims of the same Class.

         39. "RECOVERY RIGHTS" means any and all causes of action, claims, obligations, suits, debts, judgments and demands, whether in law or in equity, which are property of the Debtor and/or of the Estate, whether directly, indirectly or derivatively as of the Effective Date, including without limitation, the right to prosecute, compromise, determine not to compromise and entitlement to proceeds. No Recovery Right is released in any manner affected under this Plan regardless of whether any party against whom a Recovery Right may be asserted votes in favor of the Plan.



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

         40. "REORGANIZED DEBTOR" means the Debtor subsequent to the Confirmation Date. As soon as practicable after the Confirmation Date, the Debtor will be reincorporated in the State of Delaware by means of a merger with and into a Delaware corporation formed for the purpose of effecting such reincorporation merger. The term "Reorganized Debtor" also refers to the surviving Delaware corporation subsequent to the completion of the reincorporation merger.

         41. "RESIDUAL PROPERTY" means all cash and cash equivalents that are property of the Creditor Trust, however arising, including as a result of monies received from the prosecution of the Recovery Rights, the sale of other property of the Estate, or the collection of amounts owing to the Debtor or the Estate, less amounts paid on account of(i) Allowed Administrative Claims, (ii) Allowed Tax Claims, (iii) Allowed Claims in Class 1 priority claims and Class 2 secured claims, and (iv) all costs, fees and expenses incurred in connection with the administration of the Creditor Trust.

         42. "SCHEDULES" means the Schedules of Assets and Liabilities originally filed in the Case on or about June 3, 1997, as modified or amended from time to time, filed with the Court by the Debtor in accordance with Section 521 of the Code and Bankruptcy Rule 1007.

         43. "SECURED CLAIM" means a Claim which is secured by a properly perfected lien or security interest against property of the Estate. to the extent of the value of the interest of the holder of such Claim in the Estate's interest in such property.

         44.."SUBSTANTIAL CONSUMMATION"- shall have the meaning set forth in
Section 1101(2) of the Bankruptcy Code.

         45. "TAX CLAIM" means an Unsecured Claim entitled to priority under
Section 507(a)(8) of the Code








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

         46. "TRUSTEE" means John T. Grigsby, Jr. the Trustee of the Creditor Trust, possessing the powers and duties as set forth herein, the Creditor Trust Agreement and/or applicable law.

         47. "UNCLAIMED DISTRIBUTION" means any funds or other property of the Creditor Trust (together with any interest earned thereon) distributed to the party entitled thereto, but which are unclaimed at the end of one year after the distribution thereof by the Creditor Trust, including checks which have been returned as undeliverable without a proper forwarding address, or which were not mailed or delivered because of the absence of a proper address to which to mail or deliver such property.

         48. "UNSECURED C1AIM" means any Claim which is not a Secured Claim, Priority Claim, Administrative Claim or Tax Claim.

         B. INTERPRETATION: RULES OF CONSTRUCTION: COMPUTATION OF TIME

         1. Any term used in this Plan that is not defined herein, whether in this Article or elsewhere, but that is used in the Code or the Bankruptcy Rules, has the meaning subscribed to that term in (and shall be construed in accordance with the rules of construction under) the Code or the Bankruptcy Rules, as applicable.

         2. The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to this Plan as a whole and not to any particular article, section, subsection or clause contained in this Plan.

         3. Unless specified otherwise in a particular reference, a reference in this Plan to an article or a section is a reference to that article or section of this Plan.












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





         4. Any reference in this Plan to a document being in particular form means that the document shall be in substantially such form.


         5. Any reference in this Plan to an existing document means such document(s), as it may have been amended, modified or supplemented from time to time.

         6. Whenever from the context it is appropriated, each term stated in either the singular or the plural shall include both the singular and the plural.


         7. In addition to the foregoing, the rules of construction set forth in
Section 102 of the Code shall apply to this Plan.

         8. In computing any period of time prescribed or allowed by the Plan. the provisions of Bankruptcy Rule 9006 (a) shall apply.

         9. All Exhibits to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, regardless of when filed with the Court.

         10. Use of the word "including" shall not be in any manner limiting such that the use of the term "including" shall mean" including without limitation."

                                   ARTICLE II


                          ADMINISTRATIVE AND TAX CLAIMS
                          -----------------------------

         A. ADMINISTRATIVE CLAIMS. Unless the holder of an Allowed Administrative Claim agrees otherwise, the Creditor Trust shall pay to each holder of an Allowed Administrative Claim cash equal to the then-unpaid portion of such Allowed Administrative Claim, on the later of (a) the Effective Date (or as soon as practicable thereafter), or (b) the date on which, pursuant to a Final Order, such Creditor becomes the holder of an Allowed Administrative Claim, or (c) such later date as agreed to by the holder of the Allowed Administrative Claim. HFG shall, prior to Confirmation,




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






file its election as to whether it accepts the treatment under this Plan (converting its Administrative Claims to the right to receive the Plan Shares to be issued hereunder) or elects to be paid pursuant to its promissory note.

         B. TAX CLAIMS. The Creditor Trust shall pay to each holder of an Allowed Tax Claim (a) cash equal to the then unpaid portion of such Allowed Tax Claim on the later of(i) the Effective Date, or (ii) the date on which, pursuant to a Final Order, such holder or a Tax Claim becomes the holder of an Allowed Tax Claim; or (b) cash payments, over a period not exceeding six years after the date of the assessment of such claim, sufficient to pay the allowed amount of such Tax Claim plus interest at the Present Value Rate.

         C. DISALLOWANCE OF CERTAIN INTEREST AND PENALTIES ON TAX Claims Unless otherwise allowable as set forth above, holders of Allowed Tax Claims shall not receive any payment on account of post-Bankruptcy Date interest on, or penalties with respect to, or arising in connection with, such Tax Claims, except as allowed by Final Order. The Plan, the Confirmation Order and Section 1141(d) of the Code (to the extent that the Reorganized Debtor is entitled to a discharge) provide for the discharge of any such Claims for post-Bankruptcy Date interest or penalties. Holders of Tax Claims shall not assess or attempt to collect such interest or penalties from the Estate, the Creditor Trust, the Reorganized Debtor, any holder of an Allowed Claim or recipient of any distribution pursuant to the Plan or any property thereof.

                                   ARTICLE III

                     CLASSIFICATION OF CLAIMS AND INTERESTS
                     --------------------------------------


         A. MANNER OF CLASSIFICATION OF CLAIMS AND INTERESTS. Various types of Claims and Interests are defined and hereinafter designated in respective Classes. Administrative Claims and Tax






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


Claims of the Code have not been classified and are excluded from the following Classes in accordance with Section 1123(a}(I) of the Code. The Plan is intended to and shall incorporate and treat any and all Claims against, and Interests in, the Debtor, whether or not previously allowed by the Court pursuant to Section 502 of the Code. Only Allowed Claims will receive any distribution under this Plan.

         B. LIMITATION INCLUSION IN A CLASS. A Claim shall be deemed classified in a particular Class only to the extent that the Claim qualifies within the description of that Class.

         C. CLASSIFICATION. Claims and Interests are divided into the following
Classes:

         1. CLASS 1 consists of all Priority Claims, if any.

         2. CLASS 2 consists of all Secured Claims, if any, each of which shall be a separate sub-Class within Class 2.

         3. CLASS 3 consists of all other Claims, however arising, including Claims, if any, arising from the rejection of executory contracts and unexpired leases, not included in any other class herein.

         4. CLASS 4 consists of all Interests.

                                   ARTICLE IV

                        TREATMENT OF CLAIMS AND INTERESTS
                        ---------------------------------

         I. CLASS 1 CLAIMS. Allowed Claims in Class I are not impaired under this Plan. Each holder of an Allowed Class I Claim shall be paid in full in cash on the later of (a) Effective Date (or as soon as practicable thereafter), (b) the date on which, pursuant to the Final Order, such Creditor becomes the holder of an Allowed Class I Claim such Claims or (c) such later date as agreed to by the holder of an Allowed Priority Claim so agrees.




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



         2. CLASS 2 SECURED CLAIMS. Class 2 Claims are impaired under this Plan. Except to the extent that the holder of such Claim agrees to a different treatment, each holder of an Allowed Class 2 Claim shall, at the sole election of the Creditor Trust made not later than thirty (30) days after the Effective Date, receive one of the following treatments: (a) the right to retake any property of the Estate which causes such Claim to constitute a Secured Claim, or
(b) cash in the full allowed amount of such Secured Claim on the date such Secured Claim becomes an Allowed Secured Claim.

         3. CLASS 3 CLAIMS. Class 3 Claims are impaired under this Plan. In full settlement, satisfaction and discharge thereof (to the extent that the Reorganized Debtor is entitled to a discharge). each holder of an Allowed Class 3 Claim shall receive cash equal to a Pro Rata distribution of:

                  (i) All Residual Property of the Creditor Trust; plus

                  (ii) Provided HFG elects to receive sixty percent (60%) of the Plan Shares, a Pro Rata portion of forty percent (40%) of the Plan Shares issued by the Reorganized Debtor as set forth in this Plan. HFG will not receive any other distribution, under the Plan, on account of any Claim it may possess, should it elect to take Plan Shares as set forth above.

         4. CLASS 4 INTERESTS. Class 4 Interests are impaired under the Plan. The holders of Class 4 interests will receive no distribution on account of such Interests and all shares of common stock of the Debtor outstanding as of the Chapter 11 Date will be canceled by entry of the Confirmation Order.

















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



                                    ARTICLE V
                           IMPLEMENTATION OF THE PLAN
                           --------------------------
                             AND MEANS OF EXECUTION
                             ----------------------


         A. IMPLEMENTATION OF PLAN. Debtor proposes to implement and consummate the Plan through the means contemplated by Sections 1123(a)(5)(A),(B),(C), (D) and (I), 1123(b)(I); 1123(b)(2), 1123(b)(3)(A) and (B), and 1123(b)(4) of the
Code.

         B. THE CREDITOR TRUST

                  1. On the Effective Date, Debtor shall execute the Creditor Trust Agreement and, thereupon, and until all payments and distributions to holders of all Allowed Claims have been made under the Plan, the Creditor Trust shall remain constituted and in existence, with the affairs and administration thereof governed by the Plan, the Confirmation Order, the Creditor Trust Agreement, and applicable bankruptcy and non-bankruptcy law.

                  2. The Creditor Trust shall have all rights and powers of a debtor in possession under Section 1107 of the Code and, in accordance with
Section 1123(b)(3)(8) of the Code, shall be designated and serve as the Representative of the Estate.

                  3. The Creditor Trust shall be authorized, with the approval of the PCC, to employ such professionals and other persons as it may deem necessary to enable it to perform its functions and fulfill its duties hereunder, and the costs of such employment and other expenditures shall be paid from the property of the Creditor Trust. Such attorneys, accountants or other professionals, if any, shall be compensated and shall be reimbursed for their reasonable and necessary out-of-pocket expenses from the Creditor Trust, upon approval of such fees and expenses by the PCC. The PCC shall have ten (10) days from the submission of an invoice within which to






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

object to the invoice or to all or any portion of the compensation requested therein. Any dispute in fees, expenses, engagement or other matters concerning professionals retained or sought to be retained by the Creditor Trust shall be decided by the Court, after a hearing on notice.

                  4. On the Effective Date, Debtor shall transfer to the Creditor Trust all property of the Estate, save and except for the $5,000 to be retained by the Reorganized Debtor, free and clear of any liens, claims or encumbrances, except those expressly recognized by this Plan. Thereafter, the Creditor Trust shall complete the liquidation and monetization of such assets. The proceeds thereof will be expended by the Creditor Trust for (a) first. the administration of the Creditor Trust, and (b) second, the payment and satisfaction of Allowed Claims in accordance with the provisions of this Plan.

                  5. On the Effective Date, the Debtor shall execute and deliver all documents reasonably required by the Creditor Trust, including the endorsement of any instruments, all business records of the Debtor, and authorizations to permit the Creditor Trust to access all bank records, tax returns and other files and records of the Debtor. All business records of the Debtor shall constitute the business records of the Creditor Trust pursuant to Federal Rule of Evidence 803(b) in any subsequent legal proceedings. The Creditor Trust, after the Effective Date, shall control all of the Debtor's applicable legal privileges. including control over the work product and attorney-client privilege, for matters arising from or relating to transactions occurring, in whole or in part, prior to the Effective Date.

              6. On the Effective Date, Debtor will assign and transfer to the Creditor Trust, for the benefit of the Estate and its Creditors, all Recovery Rights, including, but not limited to, causes of action and claims for relief on account and in respect of the provisions of Sections 362.








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


510,542,544,545,547,548,549, 550, and 553 of the Code and any causes of action or claims for relief existing under state or federal law. Pursuant to, among other authority, Section 1123(b)(3)(8) of the Code, the Creditor Trust shall have the full power, authority and standing to prosecute, compromise or otherwise resolve such Recovery Rights, with all proceeds derived therefrom to become property of the Creditor Trust and distributed in accordance with the Plan, but the Creditor Trust must file all Recovery Rights actions within 120 days after the Effective Date. The Creditor Trust shall not be subject to any counterclaims in respect of the Recovery Rights, provided, however, that the Recovery Rights will be subject to any setoff rights to the same extent as if the Debtor had pursued the Recovery Rights.

         7. Notwithstanding anything to the contrary in the Plan or in the Disclosure Statement, the provisions of the Disclosure Statement and the Plan that permit the Debtor, the Committee or the Creditor Trust to enter into settlements and compromises of any potential litigation shall not have, and are not intended to have, any RES JUDICATA effect with respect to any pre-petition claims and causes of action that arc not otherwise treated under the Plan and shall not be deemed a bar to asserting such claims and causes of action. The Creditor Trust shall have the authority to settle claims and litigation provided that all such settlements shall nevertheless be subject to settlement standards imposed by Bankruptcy Rule 9019 and the standards set forth in IN RE JUSTICE Oaks II, Ltd., 898 F.2d 1544, 1549 (11th Cir. 1990), cert den., 498 U .S. 959,
1126 L.Ed. 398, 111 S.Ct. 389 (1990), Furthermore, notwithstanding any provision or interpretation to the contrary, nothing in the Plan or the Confirmation Order, including the entry thereof, shall constitute or be deemed to constitute a release, waiver, impediment, relinquishment or bar, in whole or in part, of or to any Recovery Rights or any other claim, right or cause of action possessed by the Debtor prior





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



to the Effective Date. In the event that the Court, or any other court of competent jurisdiction, determines that the assignment of any claim, right or cause of action, including without limitation, the Recovery Rights, to the Creditor Trust pursuant to this Plan is invalid or does not grant to the Creditor Trust the standing and all other right necessary to pursue such claim, right or cause of action, then in such case the Creditor Trust shall be deemed appointed as the Representative of the Estate for purposes of pursuing such claim, right or cause of action, including without limitation, the Recovery Rights, and the proceeds thereof shall be distributed in accordance with terms of the Plan.

         8. The Creditor Trust shall have the standing and authority to object to Claims, as filed with the Court, scheduled by the Debtor or otherwise and to defend any counterclaims asserted in connection therewith. Objections, if any, shall be filed and served in accordance with Local Rule 3007-1(8).

         9. Upon approval of the PCC, and without further Court order, the Creditor Trust shall be authorized to enter in compromise of Disputed Claims or to compromise or settle any Recovery Right.

         10. Upon completion of its function as designated herein, the Creditor Trust shall be dissolved.

         11. In any instance where an action of the Creditor Trust requires the approval of the PCC, and such approval is not given or obtained, the Creditor Trust may seek approval of such action from the Court.

         C. FILING OF TAX RETURNS. The Creditors Trustee shall use reasonable efforts to cause to be prepared and filed on behalf of the Debtor any necessary federal, state or local tax returns for 1998 and any preceding years for which no such tax returns have been filed and are due. The






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



Trustee shall use his reasonable judgment in determining which tax returns are necessary; provided however, that in the event that such tax returns are not filed with the Internal Revenue Service and with the appropriate authorities in the state of incorporation of the Debtor by the later of the applicable due date and within 90 days after the Effective Date, then the Consummation of the Plan Date shall be extended by the number of days required to file such tax returns beyond such 90-day period. The Trustee shall be authorized to execute and file on behalf of the Debtor and the Creditor Trust all state and federal tax returns required to be filed under applicable law and to pay any taxes due in connection with such returns.


                                   ARTICLE VI
         IF HFG ELECTS TO TAKE PLAN SHARES UNDER THE PLAN, WHICH ELECTION SHALL OCCUR ON OR BEFORE THE CONFIRMATION HEARING DATE, THEN THE FOLLOWING PROVISIONS OF THIS PLAN WILL APPLY:

               CONTINUED CORPORATE EXISTENCE AND FUTURE GOVERNANCE
               ---------------------------------------------------

         A. The state of incorporation of the Reorganized Debtor will be changed from the State of Florida to the State of Delaware by means of a merger with and into a Delaware corporation formed for the purpose of effecting such reincorporation merger. Subsequent to the reincorporation merger, Debtor will be known as "RAS Acquisition Corporation." The Reorganized Debtor will thereafter continue its corporate existence as a Delaware corporation and will be governed by the General Corporation Laws of Delaware, the Delaware Certificate and the Delaware Bylaws.

         B. The entry of the Confirmation Order will be deemed to meet all necessary shareholder approval requirements under any applicable provisions of Delaware law necessary to complete the reincorporation merger. All applicable restrictions set forth in Section 1123(6) of the Bankruptcy




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         E. Although the Reorganized Debtor will not have any significant assets or operations, it will possess a shareholder base which makes it an attractive acquisition or merger candidate to operating privately-held corporations seeking to become publicly-held. Such merger or acquisition transactions are typically referred to as "reverse mergers" or "reverse acquisitions." The terms "reverse merger" or "reverse acquisition" as used in this Plan are intended to permit any kind of business combination, including a stock exchange, which would benefit the shareholders of the Reorganized Debtor by allowing them to own an interest in a viable, operating business enterprise.

         F. The Reorganized Debtor shall complete a reverse merger or acquisition transaction by the Consummation of the Plan Date. In the event that the Reorganized Debtor does not complete such a transaction by the Consummation of the Plan Date, all of its outstanding Plan Shares shall be canceled and the holders thereof will receive no payment or other distribution of any kind therefor, and the discharge of the Debtor as provided in this Plan and the Confirmation Order shall be deemed vacated.

         G. The terms and conditions of the proposed reverse merger or acquisition transaction shall be approved by the holders of a majority of the outstanding shares of common stock of Reorganized Debtor that are (1) held by shareholders other than HFG and (2) are actually voted on such matter. Except as otherwise set forth in the Plan, any other matters presented to the shareholders of the Reorganized Debtor prior to the completion of the reverse merger or acquisition shall be approved by shareholders in a manner consistent with any applicable law.

         DISTRIBUTION OF THE PLAN SHARES








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



         H. The Reorganized Debtor will issue a sufficient number of Plan Shares to meet the requirements of the Plan. Such number is estimated to be approximately 500,000 Plan Shares. The Plan Shares shall all be of the same class. The Plan Shares will be issued as soon as practicable after the Trustee has determined all Allowed Class 3 Unsecured Claims and calculated the exact number of Plan Shares to be issued to HFG and the holders of Allowed Class 3 Unsecured Claims and the delivery to HFG of the list described in VI.I. Approximately 60% of the Plan Shares of the Reorganized Debtor will be issued to HFG in exchange for the release of its rights to an Administrative Claim and an Unsecured Claim and for the performance of certain services and the payment of certain fees related to the anticipated reverse merger or acquisition transactions described in the Plan. The remaining 40% of the Plan Shares of the Reorganized Debtor will be issued to holders of Allowed Unsecured Claims on a Pro Rata basis. No fractional Plan Shares will be issued. One full share will be issued in lieu of any fractional share. The Creditors Trust shall bear the cost of the claims allowance process. The Reorganized Debtor shall bear the cost of issuing the Plan Shares and shall provide a written report to the Trustee, after such Plan Shares are issued, showing the number of Plan Shares issued and to whom they were issued.

         I. The Plan Shares may also be issued in multiple phases, at the sole discretion of the Reorganized Debtor, prior to the completion of the Claims allowance process and the resolution of Recovery Rights actions, upon receipt of the following information from the Trustee, no later than 90 days after the Effective Date:

         i. A listing of the claimants and the amount of each Allowed Class 3 Claim

         ii. A listing of those holders of Class 3 Claims subject to objection and the amounts listed of each such Claim and the amount of recovery sought in any Recovery Rights action

This information will enable the Trustee and the Reorganized Debtor to properly take into account all asserted Claims.

         J. Once the Reorganized Debtor has elected to issue the Plan Shares in multiple phases, the Trustee and the Reorganized Debtor will determine (i) the number of Plan Shares to be issued to holders of Allowed Class 3 Claims not subject to objection or Recovery Rights actions and (ii) the approximate number of Plan Shares to be allocated for future issuance to holders of Claims subject to objection or a Recovery Rights action(s).

         K. As soon as practicable after the Trustee and the Reorganized Debtor have made such determination, the Reorganized Debtor will issue the Plan Shares to the holders of Allowed Class 3 Claims. Holders of Class 3 Claims subject to objection or subject to a Recovery Rights action(s) will each receive their Pro Rata share of the Plan Shares allocated for future issuance as soon as practicable after resolution of the objection or the Recovery Rights action. The approximate number of Plan Shares allocated for future issuance to the holders of Class 3 Claims subject to objection or a Recovery Rights action is an estimate only and the number of Plan Shares actually received by such holder may differ from such number. Any portion of the Plan Shares allocated, but not issued to a holder of a Class 3 Claim that is subject to an objection or a Recovery Rights action, upon a determination of the actual amount of the Allowed Class 3 Claim, will be accumulated and issued Pro Rata to all Allowed Class 3 Claim holders once all of the objections and Recovery Rights actions are resolved either by written agreement by and between the claimant and the Trustee or by Final Order of the Bankruptcy Court.

         L. In the event that the R organized Debtor shall at any lime prior to the issuance of all of the Plan Shares (i) declare a dividend on its outstanding common stock in shares of its capital stock, (ii) subdivide its outstanding common stock, (iii) combine its outstanding common stock into a smaller number of shares, or (iv) issue any shares of its capital stock by reclassification of its common stock (including any such reclassification in connection with a consolidation or merger in which the Reorganized Debtor is the continuing corporation, then, in such case, the number of allocated but issued Plan Shares shall be proportionately adjusted so that the holders of Class 3 Unsecured Claims who have not yet received their Pro Rata portion of the Plan Shares shall each be entitled to receive the aggregate number of Plan Shares which, if such holder had owned such shares immediately prior to the record date of such dividend, subdivision, combination or reclassification, such holder would be entitled to receive or own by virtue of such dividend, subdivision, combination or reclassification. Any portion of the Plan Shares allocated for, but not issued to holders of Class 3 Unsecured Claims subject to unresolved objections and which are to be issued to holders of Allowed Class 3 Unsecured Claims Pro Rata shall be adjusted in the same manner.

         M. In the event that Shares are issued in multiple phases and a reverse merger or acquisition transaction is presented to shareholders for a vote or consummated prior to the resolution of all Disputed Claims, the Reorganized Debtor may elect to issue the Plan Shares that have been allocated for future issuance directly to the Trustee, as nominee holders prior to the record date of the transaction. In such event, the Trustee would not vote the Plan Shares in the transaction. If the transaction is consummated, the Plan Shares, as adjusted in connection with the transaction (if applicable), would then be delivered as soon as practicable thereafter to holders of Class 3 Unsecured Claims which were no longer subject to an objection at such time and to the remaining holders of Disputed Class 3 Unsecured Claims as soon as practicable after such Claims were no longer subject to an objection. Notwithstanding anything contained in the Plan to the contrary, holders of Class 3 Unsecured Claims that are subject to unresolved objections as of the date any matter is presented to the Plan Share holders for a vote by the Reorganized Debtor including the approval of a reverse merger or acquisition, after the Effective Date, shall not be entitled to vote thereon.

         N. The Plan Shares will be issued pursuant to provisions of Section I 145(a)(I)(A) of the Code and will not be subject to any statutory restrictions on transferability, except those set forth in Section 1145 or otherwise applicable federal law. However, prior to the completion of a reverse merger or acquisition and certain required filings to be made thereafter, there will be no established trading market for the Plan Shares. Moreover, to ensure compliance with Section 1141(d)(3) of the Code in order for Debtor to obtain a discharge thereunder, the holders of the Plan Shares shall be enjoined by the Confirmation Order from trading Plan Shares until the earlier of: (i) the completion of a reverse merger or acquisition or (ii) the applicable Consummation of the Plan Date. To further assure that a11 applicable laws are otherwise complied with, the Confirmation Order will enjoin the trading, selling or assigning of Class 3 Unsecured Claims from and after the Effective Date of the Plan up to the date of the issuance of Plan Shares of the Reorganized Debtor to specific creditors. HFG may transfer a portion of its Plan Shares in a private transaction without any restriction in a manner consistent with all applicable state and federal securities laws to a single transferee or group of transferees under common control. HFG may also transfer a portion of its Plan Shares prior to such time in a private transaction, without any restriction, in a manner consistent with all state and federal securities laws to its employees and representatives. Any such transferee or group of transferees shall be subject to the same restrictions under the Plan as HFG. In any event, HFG may not transfer its responsibility to find a reverse merger or acquisition candidate and complete the tasks set forth in the Plan pertaining thereto. Any such transfer by HFG that does not comply with this section will be void.

         0. HFG will be responsible for assisting the Reorganized Debtor in identifying a potential reverse merger or reverse acquisition candidate. HFG will be solely responsible for the Reorganized Debtor's costs and expenses associated with the reverse merger or reverse acquisition transaction. HFG will also provide certain other consulting services at its own cost, which may include: (1) preparing proposals involving the structure of the transaction; (2) preparing the merger or stock exchange agreement; and (3) preparing necessary documents to obtain the shareholder approval described herein.

         0. Post Consummation Date Reporting. The officers of the Reorganized Debtor shall:

         (a) upon completion of a reverse merger or acquisition prior to the Consummation of the Plan Date automatic expiration period, file a certificate of completion regarding the reverse merger or acquisition.

         (b) forward to each Plan Share holder written confirmation of the completion of a reverse merger or acquisition transaction within 15 days after such completion; and

         (c) forward notice of the per share market value of the Plan Shares within 15 days of the first trading date on a public market.

                                   ARTICLE VII

                DISPUTED CLAIMS; INTERIM AND FINAL DISTRIBUTIONS
                ------------------------------------------------

         A. DISTRIBUTIONS CLAIMS. For purposes of calculating Pro Rata or any other distributions to be made under this Plan to holders of Claims against the Debtor in any Class, the amount of the total Allowed Claims in such Class shall be computed as if all Disputed Claims still outstanding on the date of any such distribution were allowed in the full amount thereof.

         B. DISTRIBUTIONS.

         1. INITIAL DISTRIBUTION DATE. As soon as practicable after the Effective Date, the Creditor Trust shall distribute the property Pro Rata to be distributed under this Plan to the holders of Claims that, as of the Effective Date, constitute Allowed Claims.

         2. SUBSEQUENT DISTRIBUTION DATES. Thereafter, the Creditor Trust shall make additional, periodic Pro Rata distributions to the holders of Allowed Claims as and when, in its sole and absolute discretion, the Creditor Trust deems it appropriate to do so.

         3. DISTRIBUTIONS ON ACCOUNT OF DISPUTED CLAIMS. Distributions shall be made with respect to any Disputed Claim which becomes an Allowed Claim on or as soon as practicable after the date on which each such Disputed Claim becomes an Allowed Claim. The amount of such distribution shall, on a Pro Rata basis be equal to the total distributions prior to the date of such allowance on other Allowed Claims in the same Class.

         4. UNCLAIMED DISTRIBUTIONS. If the holder of an Allowed Claim fails to negotiate a check issued to such Creditor within six (6) months after such check was issued, then the amount of such distribution shall be deemed to be an Unclaimed Distribution, and the payee of such check shall have no further right thereto or to the amount represented thereby. Thereafter, all right, title and interest therein shall vest in the Creditor Trust, which shall distribute such Unclaimed Distribution among the holders of other Claims Pro Rata as provided in the Plan.

         5. DE MINIMIS DISTRIBUTIONS. In the event that a distribution on account of an Allowed Claim is less than Fifteen Dollars ($15.00), the Creditor Trust need not make such de minimis distribution, but shall accumulate such distributions and make the distribution on the next Subsequent Distribution Date when such Creditor's accumulated distribution, in the aggregate, exceeds $15.00 or upon the Final Distribution.

         6. SURRENDER Notwithstanding any other provision of this Article, no holder of an Allowed Claim shall receive any distribution under this Plan in respect of such Allowed Claim until such holder has surrendered to the Creditor Trust any certificated security or promissory note evidencing such Allowed Claim, or until evidence of loss and indemnity satisfactory to the Creditor Trust sha11 have been delivered to the Creditor Trust in the case of any certificated security or note, alleged to be lost, stolen or destroyed.

         7. FINAL DISTRIBUTION. Upon resolution of all outstanding objections to Disputed Claims and upon realization of all property thereof, the Creditor Trust shall distribute all assets of the Creditor Trust not previously distributed to holders of Allowed Claims and Interests as provided in the plan; provided, however, that upon motion of the Creditor Trust, the Court may approve a final distribution of the property of the Creditor Trust at such other time or in such other manner as the Court deems appropriate.

         8. DISTRIBUTIONS BY CREDITOR TRUST. The Creditor Trust shall cause distributions to be made to all holders of Allowed Claims in a manner consistent with this Article IV of the Plan, and as more fully set forth in the Creditor Trust Agreement.


                                  ARTICLE VIII

                    EXECUTORY CONTRACTS AND UNEXPIRED LEASES
                    ----------------------------------------

         A. REJECTION OF ALL EXECUTORY CONTRACTS. All executory contracts and unexpired leases of Debtor, not already assumed or rejected as of the Effective Date, are rejected. The Request for Confirmation of the Plan, to the extent required under applicable law, shall also constitute a request to authorize rejection of all unassumed executory contracts and unexpired leases of the Debtor pursuant to 11 U.S.C.ss.365.

         B. PROOFS OF CLAIM WITH RESPECT TO REJECTION DAMAGES. Pursuant to the Confirmation order and Bankruptcy Rule 3002(c)(4), and except as otherwise provided by the Court, proofs of claim for Claims arising from the rejection of an executory contract or unexpired lease shall be filed with the Court no later than the earlier of (i) the time provided under an order of the Court approving such rejection; (ii) the Bar Date, if applicable; or (iii) thirty (30) days after the Confirmation Date, or such Claim shall be forever barred.

                                   ARTICLE IX

                           RETENTION OF JURISDICTION
                           -------------------------

         Notwithstanding Confirmation or the Effective Date having occurred, the Court shall retain jurisdiction for the following purposes:

         A. ALLOWANCE OF CLAIMS. To hear and determine the allowability of all Claims and Interests upon objections to such Claims or Interests;

         B. PLAN INTERPRETATION. To resolve controversies and disputes regarding the interpretation of this Plan;

         C. PLAN IMPLEMENTATION To implement and enforce the provisions of this Plan and enter orders in aid of confirmation and implementation of this Plan;

         D. PLAN MODIFICATION. To modify this Plan pursuant to Section 1127 of the Code and the applicable Bankruptcy Ru1es;

         E. ADJUDICATION OF CONTROVERSIES. To adjudicate such contested matters and adversary proceedings as may be pending or initiated in the Court;

         F. INJUNCTIVE RELIEF. To issue any injunction or other relief appropriate to implement the intent of this Plan and to enter such further orders enforcing any injunctions or other relief issued under this Plan or in the Confirmation Order;

         G. CORRECT MINOR DEFECTS. To correct any defect, cure any omission or reconcile any inconsistency or ambiguity in this Plan, the Confirmation order or any document executed or to be executed in connection therewith, as may be necessary to carry out the purposes and intent of this Plan, provided that the rights of any holder of an Allowed Claim are not materially and adversely affected thereby;

         H. POST-CONFIRMATION ORDERS REGARDING Confirmation. Regarding Confirmation, enter and implement such order as may be appropriate in event the Confirmation order is, for any reason, stayed, reversed, revoked, modified or vacated;

         I. CREDITOR TRUST DISPUTES. To adjudicate any dispute that may arise between the Creditor Trust and the PCC, between members of the PCC or concerning professionals engaged by the Creditor Trust or the PCC and to enter any orders, determine disputes, interpret provisions of the Creditor Trust and to clarify any matters concerning the Creditor Trust, whether brought by or disputed by the Creditor Trustee. the PCC or any other person, or as otherwise provided in the Creditor Trust;

         J. EXECUTORY CONTRACTS AND UNEXPIRED LEASES. To determine any and all pending applications for the rejection, assumption or assumption assignment of executory contracts or for the rejection, assumption or assumption assignment, as the case may be, of unexpired leases to which the Debtor is a party or with respect to which the Debtor may be liable, and to hear and determine, if the need be to liquidate, any and all Claims arising therefrom;

         K. FINAL DECREE. To enter a final decree closing the Case;

         L. OTHER MATTERS. To determine such other matters as may be provided for in the Confirmation order or as may from time to time be authorized under the provisions of the Code or any other applicable law;

         M. ENFORCEMENT OF ORDERS. T enforce all orders, judgments, injunctions and rulings entered in connection with the Case; and

         N. AID OF CONFIRMATION. BAR DATES. To enter such orders as may be necessary or appropriate in aid of Confirmation, to protect assets of the Debtor and to facilitate implementation of the Plan including but not limited to orders to limit the time to file any Proofs of Claims.

         0. REVERSE MERGER OR ACQUISITION. To supplement the order confirming the Plan to deny the Reorganized Debtor a discharge under Section 1141, if the conditions required to be met before the Consummation of the Plan Date are not met; to reopen any of the cases for the purpose of filing a certificate of completion to evidence compliance with the Consummation of the Plan requirements, which filing shall be deemed cause for opening the respective case; and to resolve disputes concerning the Plan Shares or the issuance of the Plan Shares and claims for disputed distributions.

                                    ARTICLE X

                   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
                   ------------------------------------------

         A. DISCHARGE OF CLAIMS. If on or before the Consummation of the Plan Date, the Reorganized Debtor has completed a reverse merger or acquisition, then the Reorganized Debtor will be discharged from all Claims or other debts that arose before the Confirmation Date. Additionally, all persons who have Claims against the Debtor which arise prior to Confirmation shall also be prohibited from asserting such Claims against the Creditor Trust or the property thereof, except as provided in the Plan. The officer of the Reorganized Debtor upon completion of a reverse merger or acquisition prior to the Consummation of the Plan Date's automatic expiration period, shall file a certificate of completion regarding the reverse merger or acquisition.

         B. INJUNCTION. Except as provided in the Plan or confirmation order, as of the Effective Date, all entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtor or an interest or other right of an equity security holder in the Debtor are permanently enjoined from taking any of the following actions on account of any such Claims, debts, liabilities or interests: (1) commencing or continuing in any manner any action or other proceedings against the Reorganized Debtor, the Creditor Trust or the property thereof; (2) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree or order against the Reorganized Debtor, the Creditor Trust or the property thereof; (3) creating, perfecting or enforcing any lien or encumbrance against the Reorganized Debtor, the Creditor Trust or the property thereof; (4) asserting against the Reorganized Debtor, the Creditor Trust or the property thereof, a setoff, right or claim of subordination or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (5) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan. Provided that Reorganized Debtor completes a reverse merger or acquisition on or before the applicable Consummation of the Plan Date, then the holders of Claims against such Debtor shall be forever barred from asserting such Claims against such Reorganized Debtor by virtue of the discharge granted under this Plan. Additionally, a) the transfer of any Class 3 Claim from and after the Effective Date, until the Plan Shares are issued to a specific Allowed Class 3 Claim; and
b) the transfer of the Plan Shares of the

Reorganized Debtor issued to specific Allowed Class 3 Unsecured Claim holders under Section 1145 of the Code shall be enjoined until such time as the reverse merger or acquisition is completed.

         C. If Consummation of the Plan Date passes without the completion of a reverse merger or acquisition, the Plan Shares will be deemed canceled as described in the Plan, and the discharge and injunction provisions set forth above shall be deemed dissolved without further order of the Court.

         D. Neither the Creditor Trust, the PCC, the members of the PCC, nor any of the Creditor Trust or PCC's respective agents shall incur any liability to the Debtor, the Creditors, or to any other person or entity for any act or failure to act in furtherance of the rights and obligations under the Plan and the Creditor Trust, except to the extent that such act or failure to act constitutes gross negligence, or willful misconduct.

         E. As of the Effective Date, Debtor's officers, directors and employees shall be terminated for all purposes. Unless action is commenced within 120 days after the Effective Date. any causes of action, claims, liabilities, counterclaims, and damages belonging to the Debtor or the Estate relating in any manner to participation in the Debtor's case against such officers, directors or employees of the Debtor, or such Committee members or representatives thereof, shall be released on the one-hundred twenty first (121) day after the Effective Date. Moreover, as of the Effective Date, the Debtor and the Estate shall release each attorney, accountant or other professional employed by the Debtor or the Committee in the case from any and all causes of action, claims, liabilities, counterclaims and damage relating in any manner to such professional's participation in the Case. The releases set forth herein (1) only apply to postpetition transactions or occurrences; and

(2) do not release any party who may be liable with the Debtor to any party on account of any debt for which the Debtor receives a discharge.

                                   ARTICLE XI

                           POST CONFIRMATION COMMITTEE
                           ---------------------------

         A. The persons who shall compromise the PCC shall be designated in the Confirmation Order.

         B. Neither the PCC, nor any of its voting members, shall be deemed to be a trustee of the Creditor Trust, or a director of the Debtor or any other entity. The purpose for the PCC is to provide the Creditor Trust with a readily available group of Creditors to discuss actions and strategies of the Creditor Trust and to provide Creditors with limited oversight of the Creditor Trust

         C. The PCC shall have the right to object to all dispositions, compromises, of any claims or causes of action, the engagement of professionals, objections to and compromise of Claims, and other Creditor Trust activities that involve a transaction that will impact the Creditor Trust's liquidation by an amount in excess of $30,000. The PCC may delegate to one or more members of the PCC the right to approve matters that impact the Debtor's liquidation by less than $100,000.

         D. Actions taken by the PCC require majority approval by voting PCC members in attendance at a meeting of the PCC. All PCC meetings shall be scheduled during normal business hours and may be conducted via conference call. PCC may vote upon matters via written proxy. Unless reasons for abstention exist, such as the vote impacts a particular PCC member's Allowed Claim or Recovery Right, each PCC member shall have one vote with respect to each matter that is sought to be approved or disapproved.

         E. The PCC shall supersede the Committee, which shall cease to exist as of the Effective Date. The PCC shall constitute a party-in-interest, possess the right to be heard, be entitled to notice and opportunity for hearing and to object, possess standing, and otherwise possess no fewer rights or entitlements than the Committee; provided, however, the PCC shall not be entitled to employ separate counsel unless an actual conflict or objection arises with respect to the terms of the Creditor Trust. Professionals representing the PCC shall not file any applications for approval of payment of fees and expenses. Any invoice for the payment of professional fees shall be submitted to the PCC and the Creditor Trust. If no objection to the invoice or to the amount requested therein is made within ten (10) days, then the Creditor Trust shall promptly pay the amount of said invoice. If an objection is filed, such objection shall be adjudicated by the Court after a hearing on notice. Notwithstanding the filing of an objection, the Creditor Trust shall be authorized to pay the undisputed portion, if any, of said invoice. Nothing set forth herein shall preclude professionals engaged by the Committee from representing the Creditor Trust.

         F. The PCC may execute bylaws that are consistent with the Plan.

         G. The members of the PCC shall be entitled to reimbursement of all reasonable out-of-pocket expenses solely from the Creditor Trust for services rendered on behalf of the PCC.

         H. The PCC shall automatically dissolve without any further action by the PCC or the Court thirty (30) days after the date of dissolution of the Creditor Trust.

         I. The PCC shall have no authority or right as to the Reorganized Debtor, by virtue of its existence. Any PCC member who is a creditor who receives Plan Shares will have its rights as a shareholder.

                                   ARTICLE XII

                           MODIFICATION, MISCELLANEOUS
                           ---------------------------

         A. MODIFICATION. Debtor reserves the right to amend or modify this Plan prior to Confirmation.

         B. PROVISIONS SEVERABLE. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any or all other provisions of this Plan.

         C. PAYMENT. Whether any payment or distribution to be made under this Plan shall be due on a day other than a business day, such payment or distribution shall instead be made, without interest, on the immediately following business day. Whenever payment of a fraction of a cent would otherwise be called for, the actual payment shall reflecting a rounding of such fraction down to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Distributions under Article IX of this Plan.

         D. POST-CONFIRMATION QUARTERLY FEES. All post confirmation fees due the Office of the United States Trustee pursuant to 28 U .S.C.ss.1930 will be paid by the Creditors Trust until the Case is either converted, dismissed, or a final decree is entered. whichever occurs first. Additionally, the Creditor Trust will prepare and file post-confirmation status reports with the Office of the United States Trustee.

         E. TAX WITHHOLDING. The Creditor Trust may withhold from any property distributed under the Plan any property that it determines must be withheld for taxes payable by the person or entity entitled to such property to the extent required by applicable law.

         F. HEADINGS DO NOT CONTROL. In interpreting this Plan, the headings of individual sections are provided for convenience only, and are not intended to control over the text of any section.

         G. Taking Action. After the Effective Date, to the extent this Plan requires an action by Debtor, the action may be taken by the Creditor Trust on behalf of Debtor.

         H. CONTROLLING LAW. Except to the extent governed by the Code or other federal law, the rights, duties and obligations arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of Florida.


                                  ARTICLE XIII

                              CONFIRMATION REQUEST
                              --------------------


         If necessary, Debtor requests Confirmation pursuant to Section 1129(b) of the Code.

         DATED: FEB. 10, 1999              RAS LIQUIDATING, INC.
                ---------
                                           f/k/a ROSE AUTO STORES-FLORIDA. INC.
                                           a Florida corporation


                                           By: /S/ JOHN T. GRIGSBY, JR.
                                               ------------------------
                                           John T. Grigsby, Jr.
                                           Chief Executive Officer

                                           THE OFFICIAL UNSECURED
                                           CREDITORS' COMMITTEE FOR ROSE
                                           AUTO STORES-FLORIDA. INC.

                                           By: _________________
                                           Thomas Torp
                                           Chairman

         F. HEADINGS DO NOT CONTROL. In interpreting this Plan, the headings of individual sections are provided for convenience only, and are not intended to control over the text of any section.

         G. Taking Action. After the Effective Date, to the extent this Plan requires an action by Debtor, the action may be taken by the Creditor Trust on behalf of Debtor.

         H. CONTROLLING LAW. Except to the extent governed by the Code or other federal law, the rights, duties and obligations arising under the Plan shall be governed by, and construed in accordance with, the laws of the State of Florida.


                                  ARTICLE XIII

                              CONFIRMATION REQUEST
                              --------------------

         If necessary, Debtor requests Confirmation pursuant to Section 1129(b) of the Code.

         DATED: FEB. 4, 1999               RAS LIQUIDATING, INC.
                --------
                                           f/k/a ROSE AUTO STORES-FLORIDA. INC.
                                           a Florida corporation


                                           By:  _________________
                                           John T. Grigsby, Jr.
                                           Chief Executive Officer

                                           THE OFFICIAL UNSECURED
                                           CREDITORS' COMMITTEE FOR ROSE
                                           AUTO STORES-FLORIDA. INC.

                                           By: /S/ THOMAS TORP
                                              ---------------------
                                              Thomas Torp
                                              Chairman

APPROVED AS TO FORM:



/S/ JORDI GUSO, ESQ.
--------------------
Counsel for Debtor
Jordi Guso, Esq.
Berger, Davis & Singerman


/S/ JOSEPH M. COLEMAN, ESQ.
---------------------------
Creditors Committee
Joseph M. Coleman, Esq.
Kane, Russell, Coleman & Logan